As filed with the Securities and Exchange Commission on June 30, 2025

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NOVAGOLD RESOURCES INC.

(Exact Name of Registrant as Specified in Its Charter)

British Columbia	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

201 South Main Street, Suite 400
Salt Lake City, Utah, USA 84111
(801) 639-0511

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Gregory A. Lang
President and Chief Executive Officer
NOVAGOLD RESOURCES INC.
201 South Main Street, Suite 400
Salt Lake City, Utah, USA 84111
(801) 639-0511

Corporation Service Company

19 West 44th Street, Suite 200

New York, NY 10036

(800) 927-9801

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Ben Machlis Vice President and General Counsel NOVAGOLD RESOURCES INC. 201 South Main Street, Suite 400 Salt Lake City, Utah, USA 84111 (801) 639-0511	Kimberley Anderson Dorsey & Whitney LLP 701 5th Avenue, Suite 6100 Seattle, WA 98104-7043 (206) 903-8803

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PROSPECTUS

42,673,853 COMMON SHARES

This prospectus relates to the registration and resale, from time to time, by the Selling Shareholders named under the heading “Selling Shareholders” in this prospectus, of up to 42,673,853 common shares, no par value per share, of NOVAGOLD Resources Inc. beneficially owned by the Selling Shareholders (the “Shares”). We are registering the offer and sale of the Shares held by the Selling Shareholders to satisfy the registration rights we granted to them in 2025 pursuant to certain agreements with us.

We will not receive any proceeds from any sales of the Shares by the Selling Shareholders.

Our registration of the Shares covered by this prospectus does not mean that the Selling Shareholders will offer or sell any of such Shares. As of the date of this prospectus, the Selling Shareholders have no present intention to sell the Shares; however, the Selling Shareholders or its donees, pledgees, transferees or other successors-in-interest, may decide to sell the Shares covered by this prospectus from time to time in the future, through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Shareholders may also sell the Shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. For additional information on the possible methods of sale that may be used by the Selling Shareholders, you should refer to the section of this prospectus titled “Plan of Distribution.”

We will bear all costs, expenses and fees in connection with the registration of the Shares. The Selling Shareholder will bear all discounts, concessions, commissions and similar selling expenses, if any, attributable to its sales of the Shares. Our common shares are listed on the NYSE American LLC (“NYSE American”) and the Toronto Stock Exchange (the “TSX”) under the symbol “NG.”

Investing in our securities involves certain risks. See the “Risk Factors” section beginning on page 4 of this prospectus, in any applicable prospectus supplement and in our Securities and Exchange Commission (“SEC”) filings that are incorporated by reference herein.

Neither the SEC nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 30, 2025.

TABLE OF CONTENTS

Page

ABOUT THIS PROSPECTUS	1
PROSPECTUS SUMMARY	2
RISK FACTORS	4
SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS	5
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR U.S. HOLDERS	7
USE OF PROCEEDS	13
SELLING SHAREHOLDERS	13
PLAN OF DISTRIBUTION	15
LEGAL MATTERS	16
EXPERTS	16
WHERE YOU CAN FIND MORE INFORMATION	17
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	17

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), utilizing a “shelf registration process.” Under the shelf registration statement, the Selling Shareholders may, from time to time, offer and resell up to 42,673,853 of our common shares in one or more offerings or resales.

You should rely only on the information that we have provided in this prospectus, including the documents incorporated by reference herein, and any applicable prospectus supplement. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, including the documents incorporated by reference herein, and any applicable prospectus supplement. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, including the documents incorporated by reference herein, and any applicable prospectus supplement is accurate only as of the date on the front of the respective document, regardless of the time of delivery of this prospectus, any applicable prospectus supplement, or any sale of a security.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “NOVAGOLD,” the “Company,” “we,” “us” and “our” refer to NOVAGOLD Resources Inc. and its consolidated subsidiaries, and all references to “$”, “U.S. Dollars” and “dollars” are to United States dollars.

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PROSPECTUS SUMMARY

The following summary of our business highlights certain of the information contained elsewhere in, or incorporated by reference into, this prospectus. This summary does not contain all of the information that may be important to you. You should carefully read this entire prospectus, including any information incorporated by reference, which are described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” herein. In particular, you should carefully consider the risks and uncertainties described under the heading “Risk Factors” in this prospectus, as well as those contained in the other documents incorporated by reference.

Our Company

We operate in the gold mining industry, primarily focused on advancing the Donlin Gold project in Alaska. The Donlin Gold project is held by Donlin Gold LLC (“Donlin Gold”), a limited liability company owned 60% by a wholly-owned subsidiary of NOVAGOLD and 40% by entities managed and beneficially owned by Paulson Advisers LLC.

We do not produce gold or any other minerals, and do not currently generate operating earnings. Funding to explore our mineral properties and to operate the Company was acquired primarily through previous equity financings consisting of public and private offerings of our common shares, warrants, and through debt financing consisting of convertible notes, and the sale of assets. We expect to continue to raise capital through additional equity and/or debt financings, through the exercise of stock options, and other such means.

We were incorporated by memorandum of association on December 5, 1984, under the Companies Act (Nova Scotia) as 1562756 Nova Scotia Limited. On January 14, 1985, we changed our name to NovaCan Mining Resources (1985) Limited and on March 20, 1987, we changed our name to NOVAGOLD RESOURCES INC. On May 29, 2013, our shareholders approved the continuance of the corporation into British Columbia. Subsequently, we filed the necessary documents in Nova Scotia and British Columbia, and we continued under the Business Corporations Act (British Columbia) effective as of June 10, 2013. The current addresses, telephone and facsimile numbers of our offices are:

Executive office	Corporate office
201 South Main Street, Suite 400	400 Burrard Street, Suite 1860
Salt Lake City, UT, USA 84111	Vancouver, BC, Canada V6C 3A6
Telephone (801) 639-0511	Toll free (866) 669-6227
Facsimile (385) 342-4620	Facsimile (604) 669-6272

Our website address is www.novagold.com. Information on, or accessible through, our website is not part of this prospectus, nor is such content incorporated by reference herein, and should not be relied upon in determining whether to make an investment in our securities.

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The Offering

Issuer	NOVAGOLD RESOURCES INC.

Common shares offered by the Selling Shareholders	Up to 42,673,853 common shares.

Symbol and Listing	Our common shares are traded on the NYSE American and the TSX under the ticker symbol “NG”.

Terms of this Offering	The Selling Shareholders may sell the Shares offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus. Such Shares may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices. See “Plan of Distribution.”

Use of Proceeds	We will not receive any proceeds from the sale of the Shares by the Selling Shareholders. All proceeds from the sale of the common shares covered by this prospectus will go to the Selling Shareholders.

Registration Rights	We have filed a Form S-3 Registration Statement, of which this prospectus forms a part, to satisfy registration rights we granted to the Selling Shareholders.

Risk Factors	Investing in our securities is highly speculative and involves a high degree of risk. You should carefully read and consider the information in the section titled “Risk Factors”, and all other information contained in this prospectus, including the documents incorporated by reference herein, before deciding to invest in our securities.

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Risk Factors

Investing in our securities involves risk. Before making a decision to invest in our securities, you should carefully consider the risks described below, as well as those under “Risk Factors” in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and any updates to those risk factors in our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, together with all of the other information appearing or incorporated by reference herein, in light of your particular investment objectives and financial circumstances. Although we discuss key risks in our discussion of risk factors, new risks may emerge in the future which may prove to be significant. We cannot predict future risks or estimate the extent to which they may affect our business, results of operations, financial condition and prospects.

If a U.S. Holder is treated as owning at least 10% of the Company's common shares, such U.S. Holder may be subject to adverse U.S. federal income tax consequences.

If a U.S. Holder (as defined in “Material United States Federal Income Tax Considerations for U.S. Holders”) is treated as owning (directly, indirectly or constructively) at least 10% of the value or voting power of the Company's common shares, such U.S. Holder may be treated as a “United States shareholder” with respect to the Company, or to any of its subsidiaries, if the Company or such subsidiary constitutes a “controlled foreign corporation” (in each case, as such terms are defined under the Internal Revenue Code of 1986, as amended (the “Code”)). Certain United States shareholders of a controlled foreign corporation may be required to annually report and include in their U.S. taxable income, as ordinary income, their pro rata share of “Subpart F income”, “global intangible low-taxed income” and certain investments in U.S. property by such controlled foreign corporations, whether or not such controlled foreign corporation makes any distributions to such United States shareholder. A failure by a United States shareholder to comply with its reporting obligations may subject the United States shareholder to significant monetary penalties and other adverse tax consequences and may extend the statute of limitations with respect to the United States shareholder's U.S. federal income tax return for the year for which such reporting was due. The Company cannot provide any assurances that it will assist investors in determining whether the Company or any of its non-U.S. subsidiaries are treated as controlled foreign corporations or whether any investor is a United States shareholder with respect to any such controlled foreign corporation. The Company also cannot guarantee that it will furnish to any United States shareholders information that may be necessary for them to comply with the aforementioned obligations. U.S. Holders are urged to consult their own tax advisors regarding the potential application of these rules to their investments in the Company.

The Company has not made a determination with respect to whether it or its subsidiaries are treated as controlled foreign corporations under the Code. If the Company or its non-U.S. subsidiaries are treated as controlled foreign corporations and PFICs (as defined below) under the Code, the Company or its non-U.S. subsidiaries shall not be treated with respect to a shareholder as PFICs during the portion of such shareholder's holding period with respect to stock in the Company during which the shareholder is a United States shareholder under section 951(b) of the Code. The interaction between the rules governing PFICs and controlled foreign corporations are complex, and each U.S. Holder should consult its own tax advisor regarding the potential application of the controlled foreign corporation rules to the acquisition, ownership, and disposition of Shares acquired pursuant to the prospectus.

The Company believes it was a passive foreign investment company (“PFIC”) in 2024, and believes it may be a PFIC in the current tax year and future tax years, which could have negative tax consequences for U.S. investors who acquire Shares pursuant to this prospectus.

U.S. Holders (as defined below under the heading “Material United States Federal Income Tax Considerations for U.S. Holders – U.S. Holders”) should be aware that the Company believes that it was a PFIC for the fiscal year ended November 30, 2024, and based on current business plans and financial expectations, including the expected composition of assets, may be a PFIC in the current tax year and future tax years. PFIC status depends on the composition of a company’s income and assets and the fair market of its assets (including goodwill) from time to time, as well as on the application of complex statutory and regulatory rules that are subject to potentially varying or changing interpretations. There can be no assurance that the Company will not be treated as a PFIC for any taxable year.

If the Company is a PFIC for any tax year during which a U.S. Holder holds Shares, certain adverse U.S. federal income tax consequences may apply to such U.S. Holder. If the Company is a PFIC for any year during a U.S. Holder’s holding period for its Shares, then such U.S. Holder generally will be required to treat any gain realized upon a disposition of such Shares and any so-called “excess distribution” received on its Shares as ordinary income, and to pay an interest charge on a portion of such gain or distribution. In certain circumstances, the sum of the tax and the interest charge may exceed the total amount of proceeds realized on the disposition, or the amount of excess distribution received, by the U.S. Holder. Subject to certain limitations, these tax consequences may be mitigated if a U.S. Holder makes a timely and effective QEF Election or a Mark-to-Market Election (each as defined below under the heading “Material United States Federal Income Tax Considerations for U.S. Holders – Default PFIC Rules under Section 1291 of the Code”). A U.S. Holder who makes a QEF Election generally must report on a current basis its share of the Company’s net capital gain and ordinary earnings for any year in which the Company is a PFIC, whether or not the Company distributes any amounts to its shareholders. The Company will make available to U.S. Holders, upon their written request, all information and documentation that a U.S. Holder making a QEF Election with respect to the Company is required to obtain for U.S. federal income tax purposes. A U.S. Holder who makes the Mark-to-Market Election generally must include as ordinary income each year the excess of the fair market value of the Shares over the U.S. Holder’s tax basis therein. This paragraph is qualified in its entirety by the discussion below under the heading “Material United States Federal Income Tax Considerations for U.S. Holders.” Each U.S. Holder should consult its own tax advisor regarding the PFIC rules and the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Shares acquired pursuant to this prospectus.

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The Company’s ability to use its U.S. federal and state net operating losses to offset future taxable income may be subject to certain limitations which could subject the Company to higher tax liability.

As of November 30, 2024, the Company had gross U.S. federal and state net operating loss (“NOL”) carryforwards of approximately $550.5 million, certain of which may expire if not utilized. To the extent that the Company continues to generate taxable losses, unused losses will carry forward to offset future taxable income, if any. Under the 2017 Tax Cuts and Jobs Act, as modified by the Coronavirus Aid, Relief, and Economic Security Act, unused U.S. federal NOLs generated in tax years beginning after December 31, 2017 will not expire and may be carried forward indefinitely, but the deductibility of such U.S. federal NOLs in taxable years beginning after December 31, 2020, is limited to 80% of current year taxable income.

Under Section 382 of the Code and corresponding provisions of state law, if a corporation that undergoes an “ownership change,” which is generally defined as a greater than 50 percentage point change (by value) in its equity ownership by certain stockholders over a three-year period, the corporation’s ability to utilize its pre-change NOL carryforwards to offset its post-change income or taxes may be limited.

The Company may experience ownership change(s) in the future as a result of subsequent shifts in its stock ownership, including as a result of the offering of Shares pursuant to this prospectus, and such shifts may be outside the control of the Company. Therefore, it is possible that such an ownership change could limit the amount of NOLs the Company can use to offset future taxable income. The Company’s current NOL carryforwards, and any NOL carryforwards of companies the Company acquire in the future, may be subject to limitations, thereby increasing the Company’s overall tax liability. The Company’s NOL carryforwards may also be impaired under similar provisions of state law. The Company has recorded a valuation allowance related to its U.S. federal and state NOL carryforwards and other net deferred tax assets due to the uncertainty of the ultimate realization of the future benefits of such assets. Certain of the Company’s NOL carryforwards may expire unutilized or underutilized, which could prevent the Company from offsetting future taxable income. Any future changes in U.S. tax laws in respect of the utilization of NOL carryforwards may further affect the limitation in future years. In addition, there may be periods during which the use of NOL carryforwards is suspended or otherwise limited at the state level, which could also impact the Company’s ability to utilize NOL carryforwards. As a result, even if the Company attains profitability, the Company may be unable to use all or a material portion of its NOLs, which could adversely affect its business, operating results, financial condition, and cash flows.

Special Note on Forward-Looking Statements

This prospectus, including the documents incorporated by reference herein, contains forward-looking statements or information within the meaning of Canadian securities laws and the United States Private Securities Litigation Reform Act of 1995 concerning anticipated results and developments in our operations in future periods, planned exploration activities, the adequacy of our financial resources and other events or conditions that may occur in the future. These forward-looking statements may include statements regarding the benefits of the acquisition of Donlin Gold LLC membership interests from Barrick (the “Acquisition”), the perceived merit of properties, exploration results and budgets, mineral reserves and resource estimates, work programs, anticipated timing of updated reports and/or studies, capital expenditures, operating costs, cash flow estimates, production estimates and similar statements relating to the economic viability of a project, anticipated timing and impact of certain judicial and/or administrative decisions, continued support of the state and federal permitting process, future capital raising activities and their related dilutive effects, sufficiency of working capital, timelines, strategic plans, including our plans and expectations relating to the Donlin Gold project, permitting and the timing thereof, the Company’s market price, market prices for precious metals, or other statements that are not statements of fact. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management. Statements concerning mineral resource estimates may also be deemed to constitute “forward-looking statements” to the extent that they involve estimates of the mineralization that will be encountered if the property is developed.

Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, identified by words or phrases such as “expects”, “is expected”, “anticipates”, “believes”, “plans”, “projects”, “estimates”, “assumes”, “intends”, “strategy”, “goals”, “objectives”, “potential”, “possible” or variations thereof or stating that certain actions, events, conditions or results “may”, “could”, “would”, “should”, “might” or “will” be taken, occur or be achieved, or the negative of any of these terms and similar expressions) are not statements of historical fact and may be forward-looking statements.

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Forward-looking statements are based on a number of material assumptions, including those listed below, which could prove to be significantly incorrect:

•	our ability to achieve production at the Donlin Gold project;
•	dependence on cooperation of co-owner in exploration and development of the Donlin Gold project;
•	expectations regarding future gold prices and demand;
•	estimated capital costs, operating costs, production and economic returns;
•	estimated metal pricing, metallurgy, mineability, marketability and operating and capital costs, together with other assumptions underlying our mineral resource and reserve estimates;
•	our expected ability to develop adequate infrastructure and that the cost of doing so will be reasonable;
•	assumptions that all necessary permits and governmental approvals will be obtained and retained, and the timing of such approvals;
•	assumptions made in the interpretation of drill results, the geology, grade and continuity of our mineral deposits;
•	our expectations regarding demand for equipment, skilled labor and services needed for the Donlin Gold project;
•	our activities not being adversely disrupted or impeded by development, operating or regulatory risks; and
•	our expectations regarding the timing and outcome of certain judicial and/or administrative decisions, including but not limited to the appeals of: (i) the federal Joint Record of Decision (“JROD”) and permits issued by the U.S. Army Corps of Engineers (“Corps”) and U.S. Bureau of Land Management (“BLM”), (ii) the State Clean Water Act Section 401 Certification (as defined below), (iii) the state pipeline right-of-way (“ROW”) agreement and lease (as defined below), and (iv) the application for water rights (as defined below).

Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors that could cause actual events or results to differ from those reflected in the forward-looking statements, including, without limitation:

•	uncertainty of whether there will ever be production at the Donlin Gold project;
•	risks related to cooperation with our co-owner on which we depend for Donlin Gold project activities;
•	our history of losses and expectation of future losses;
•	our concentrated property portfolio;
•	risks related to our ability to finance the development of the Donlin Gold project through external financing, strategic alliances, the sale of property interests or otherwise;
•	uncertainty of estimates of capital costs, operating costs, production and economic returns, including the impact of inflation thereon;
•	commodity price fluctuations;
•	risks related to market events and general economic conditions;
•	risks related to opposition to operations at our mineral exploration and development properties from non-governmental organizations (“NGOs”) or civil society;
•	the risk that permits and governmental approvals necessary to develop and operate the Donlin Gold project will not be available on a timely basis, subject to reasonable conditions, or at all;
•	uncertainties relating to the assumptions underlying our estimates, such as metal pricing, metallurgy, mineability, marketability and operating and capital costs;
•	risks related to the inability to develop or access the infrastructure required to construct and operate the Donlin Gold project;
•	uncertainty related to title to the Donlin Gold project;
•	risks related to our largest shareholder;
•	risks related to conflicts of interests of some of the directors and officers of the Company;
•	risks related to the need for reclamation activities on our properties and uncertainty of cost estimates related thereto;
•	credit, liquidity, interest rate and currency risks;
•	mining and development risks, including risks related to infrastructure, accidents, equipment breakdowns, labor disputes or other unanticipated difficulties with, or interruptions in, development, construction or production;
•	risks related to changes in governmental regulation and uncertainties resulting from changes being implemented by the current U.S. federal administration including, but not limited to, the stability of pre-existing tax regimes and the potential introduction of tariffs;
•	risks related to environmental laws and regulations;
•	risks related to our insurance;
•	risks related to title and other rights to our mineral properties;
•	risks related to increases in demand for equipment, skilled labor and services needed for exploration and development of the Donlin Gold project, and related cost increases;
•	our need to attract and retain qualified management and technical personnel;
•	uncertainty as to the outcome of potential litigation;
•	risks related to the effects of global climate change on the Donlin Gold project;
•	risks related to information technology systems;
•	risks related to cybersecurity attacks and breaches; and
•	risks related to the Company’s status as a “passive foreign investment company” in the United States.

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This list is not exhaustive of the factors that may affect any of our forward-looking statements. Forward-looking statements are statements about the future and are inherently uncertain, and our actual achievements or other future events or conditions may differ materially from those reflected in the forward-looking statements due to a variety of risks, uncertainties and other factors, including, without limitation, those referred to in our Annual Report on Form 10-K for the year ended November 30, 2024 and our subsequent Quarterly Reports on Form 10-Q under the heading “Risk Factors” and Current Reports on Form 8-K and elsewhere.

Our forward-looking statements contained in this prospectus are based on the beliefs, expectations, and opinions of management as of the date of this report. We do not assume any obligation to update forward-looking statements if circumstances or management’s beliefs, expectations or opinions should change, except as required by law. For the reasons set forth above, investors should not place undue reliance on forward-looking statements.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR U.S. HOLDERS

The following is a general summary of certain material United States federal income tax considerations applicable to a U.S. Holder (as defined below) arising from and relating to the acquisition, ownership and disposition of the Shares acquired pursuant to this prospectus.

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. Holder as a result of the acquisition, ownership and disposition of the Shares. Furthermore, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax considerations applicable to such U.S. Holder including, without limitation, specific tax consequences to a U.S. holder under an applicable income tax treaty. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any particular U.S. Holder. This summary does not address the U.S. federal net investment income tax, U.S. federal alternative minimum tax, U.S. federal estate and gift tax, U.S. state and local tax, or non-U.S. tax consequences to U.S. Holders of the acquisition, ownership, and disposition of Shares. In addition, except as specifically set forth below, this summary does not discuss applicable tax reporting requirements. Each prospective U.S. Holder should consult its own tax advisor regarding the U.S. federal, state, local, and non-U.S. tax consequences relating to the acquisition, ownership, and disposition of Shares.

No opinion from U.S. legal counsel or ruling from the U.S. Internal Revenue Service (the “IRS”) has been requested, or will be obtained, regarding the potential U.S. federal income tax considerations applicable to U.S. Holders as discussed in this summary. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions taken in this summary. There can be no assurance that the IRS will not challenge one or more of the tax consequences described in this summary.

This summary is based upon the provisions of the Code, Treasury regulations (whether final, temporary or proposed) promulgated thereunder (“Treasury Regulations”), published rulings of the IRS, published administrative positions of the IRS, the Convention between Canada and the United States with respect to Taxes on Income and on Capital of 1980, as amended (the “Convention”) and U.S. court decisions that are applicable, and, in each case, as in effect and available, as of the date of this document. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive or prospective basis which could affect the U.S. federal income tax considerations described in this summary. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis.

U.S. Holders

For purposes of this section, a “U.S. Holder” is a beneficial owner of Shares acquired pursuant to this prospectus that, for U.S. federal income tax purposes, is (a) a citizen or individual resident of the United States; (b) a corporation, or other entity classified as a corporation, that is created or organized in or under the laws of the United States or any state in the United States, including the District of Columbia; (c) an estate if the income of such estate is subject to U.S. federal income tax regardless of the source of such income; or (d) a trust if (i) such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes, or (ii) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax considerations applicable to U.S. Holders that are subject to special provisions under the Code, including U.S. Holders that: (a) are tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax-deferred accounts; (b) are financial institutions, underwriters, insurance companies, real estate investment trusts or regulated investment companies; (c) are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (d) have a “functional currency” other than the U.S. dollar; (e) own Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale or other integrated transaction; (f) acquire Shares in connection with the exercise of employee stock options or otherwise as compensation for services; (g) hold Shares other than as a capital asset within the meaning of Section 1221 of the Code (generally property held for investment purposes); (h) are subject to special tax accounting rules with respect to their Shares; (i) are partnerships and other pass-through entities (and investors in such partnerships and entities); (j) are S corporations (and shareholders therein); (k) are U.S. expatriates or former long term residents of the United States; (l) hold Shares in connection with a trade or business, permanent establishment, or fixed base outside the United States; or (m) own, directly, indirectly or by attribution, 10% or more, by voting power or value, of the outstanding shares of the Company. U.S. Holders that are subject to special provisions under the Code, including U.S. Holders described immediately above, should consult their own tax advisors regarding the U.S. federal, U.S. state and local, and non-U.S. tax consequences relating to the acquisition, ownership and disposition of Shares.

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This discussion also does not address the tax treatment of entities or arrangements classified as partnerships or other entities that are pass-through entities for U.S. federal income tax purposes or persons who hold Shares through partnerships or such other pass-through entities. If an entity or arrangement classified as a partnership for U.S. federal income tax purposes owns Shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships and other pass-through entities that will hold Shares, and the partners in such partnerships and other pass-through entities should consult their own tax advisors regarding the tax consequences of the ownership and disposition of Shares.

U.S. Federal Income Tax Consequences of the Acquisition, Ownership and Disposition of Shares

Distributions on Shares

Subject to the PFIC rules discussed below, a U.S. Holder that receives a distribution, including a constructive distribution, with respect to a Common Share will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of the current and accumulated “earnings and profits” of the Company, as computed for U.S. federal income tax purposes. To the extent that a distribution exceeds the current and accumulated “earnings and profits” of the Company, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder’s tax basis in the Shares and thereafter as a gain from the sale or exchange of such Shares (see “Sale or Other Taxable Disposition of Shares” below). However, the Company does not intend to maintain the calculations of earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder should therefore assume that any distribution by the Company with respect to the Shares will constitute dividend income. Subject to applicable limitations, dividends paid by the Company to non-corporate U.S. Holders, including individuals, generally will be eligible for the preferential tax rates applicable to long-term capital gains for dividends, provided certain holding period and other conditions are satisfied, including that the Company not be classified as a PFIC (as discussed below) in the tax year of distribution or in the preceding tax year. Dividends received on Shares by corporate U.S. Holders will not be eligible for the “dividends received deduction”. The dividend rules are complex, and each U.S. Holder should consult its own tax advisor regarding the application of such rules.

Sale or Other Disposition of Shares

Subject to the PFIC rules discussed below, upon the sale or other taxable disposition of Shares, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between (a) the amount of cash plus the fair market value of any property received and (b) its tax basis in such Shares sold or otherwise disposed of. Such gain generally will be treated as “U.S. source” for purposes of applying the U.S. foreign tax credit rules unless the gain is subject to tax in Canada and is re-sourced as “foreign source” under the Convention and such U.S. Holder elects to treat such gain or loss as “foreign source” (see a more detailed discussion at “Foreign Tax Credit” below). Any such gain or loss generally will be capital gain or loss, which will be long-term capital gain or loss if, at the time of the sale or other disposition, such Shares are held for more than one year. Preferential tax rates apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

Passive Foreign Investment Company Rules

If the Company is considered a “passive foreign investment company” within the meaning of Section 1297(a) of the Code (a “PFIC”) at any time during a U.S. Holder’s holding period, then certain different and potentially adverse tax consequences would apply to such U.S. Holder’s acquisition, ownership and disposition of Shares.

PFIC Status of the Company

The Company generally will be a PFIC if, for a given tax year, (a) 75% or more of the gross income of the Company for such tax year is passive income or (b) 50% or more of the assets held by the Company either produce passive income or are held for the production of passive income, based on the fair market value of such assets. “Gross income” generally includes all revenues less the cost of goods sold plus income from investments and from incidental or outside operations or sources, and “passive income” includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions. Active business gains arising from the sale of commodities generally are excluded from passive income if substantially all of a foreign corporation’s commodities are stock in trade or other property included in inventory or property held primarily for sale to customers in the ordinary course, depreciable property used in a trade or business, or supplies regularly used or consumed in a trade or business, and certain other requirements are satisfied.

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For purposes of the PFIC income test and asset test described above, if the Company owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, the Company will be treated as if it (a) held a proportionate share of the assets of such other corporation, and (b) received directly a proportionate share of the income of such other corporation. In addition, for purposes of the PFIC income test and asset test described above, “passive income” does not include any interest, dividends, rents or royalties that are received or accrued by the Company from a “related person” (as defined in Section 954(d)(3) of the Code), to the extent such items are properly allocable to the income of such related person that is not passive income and if certain other requirements are met.

Under certain attribution rules, if the Company is a PFIC, U.S. Holders will be deemed to own their proportionate share of any subsidiary of the Company which is also a PFIC (a “Subsidiary PFIC”), and will be subject to U.S. federal income tax on (a) a distribution on the shares of a Subsidiary PFIC and (b) a disposition of shares of a Subsidiary PFIC, both as if the U.S. Holder directly held the shares of such Subsidiary PFIC.

The Company believes that it was a PFIC for the fiscal year ended November 30, 2024, and based on current business plans and financial expectations, including the expected composition of assets, may be a PFIC in the current tax year and future tax years. No opinion of legal counsel or ruling from the IRS concerning the status of the Company as a PFIC has been obtained or is currently planned to be requested. The determination of whether the Company (or a subsidiary of the Company) was, or will be, a PFIC for a tax year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. In addition, whether the Company (or a subsidiary of the Company) will be a PFIC for any tax year depends on the assets and income of the Company (and each such subsidiary) over the course of each such tax year and, as a result, the PFIC status of the Company (and each such subsidiary) for the current tax year or any future tax year cannot be predicted with certainty as of the date of this document. Accordingly, there can be no assurance that the IRS will not challenge any determination made by the Company (or subsidiary) concerning its PFIC status or that the Company (or any subsidiary) was not, or will not be, a PFIC for any tax year. U.S. Holders should consult their own tax advisors regarding the PFIC status of the Company and any subsidiary of the Company.

Default PFIC Rules under Section 1291 of the Code

If the Company is classified as a PFIC, the U.S. federal income tax consequences to a U.S. Holder of the acquisition, ownership and disposition of Shares will depend on whether such U.S. Holder makes a timely QEF election with respect to the Company under Section 1295 of the Code (a “QEF Election”) or makes a timely mark-to-market election with respect to its Shares under Section 1296 of the Code (a “Mark-to-Market Election”). A U.S. Holder that does not make either a QEF Election or a Mark-to-Market Election will be referred to in this summary as a “Non-Electing U.S. Holder”.

A Non-Electing U.S. Holder will be subject to the rules of Section 1291 of the Code with respect to (a) any gain recognized on the sale or other taxable disposition of the Shares or on an indirect disposition of shares of a Subsidiary PFIC, and (b) any excess distribution paid on the Shares or on the shares of a Subsidiary PFIC that is deemed to be received by a U.S. Holder. A distribution generally will be an “excess distribution” to the extent that such distribution (together with all other distributions received in the current tax year) exceeds 125% of the average of the annual distributions received during the three preceding tax years (or during a U.S. Holder’s holding period for the Shares, if shorter).

If the Company is a PFIC, any gain recognized on the sale or other taxable disposition of Shares (including an indirect disposition of shares of a Subsidiary PFIC), and any excess distribution paid on the Shares (or a distribution by a Subsidiary PFIC to its shareholder that is deemed to be received by a U.S. Holder) must be ratably allocated to each day of a Non-Electing U.S. Holder’s holding period for the Shares. The amount of any such gain or excess distribution allocated to the tax year of disposition or excess distribution and to years before the Company became a PFIC, if any, would be taxed as ordinary income. The amounts allocated to any other tax year would be subject to U.S. federal income tax at the highest tax rate applicable to ordinary income in each such year, and an interest charge would be imposed on the tax liability for each such year, calculated as if such tax liability had been due in each such year. A Non-Electing U.S. Holder that is not a corporation must treat any such interest paid as “personal interest”, which is not deductible.

If the Company is a PFIC for any tax year during which a Non-Electing U.S. Holder holds Shares, the Company will continue to be treated as a PFIC with respect to such Non-Electing U.S. Holder, regardless of whether the Company ceases to be a PFIC in one or more subsequent years. If the Company ceases to be a PFIC, a Non-Electing U.S. Holder may terminate this deemed PFIC status with respect to the Shares by electing to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if such Shares were sold on the last day of the last tax year for which the Company was a PFIC. U.S. Holders should consult their tax advisors regarding the potential availability of this election.

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QEF Election

In the event the Company is a PFIC and a U.S. Holder makes a QEF Election for the first tax year in which its holding period of its Shares begins, such U.S. Holder generally will not be subject to the default rules of Section 1291 of the Code discussed above with respect to its Shares. However, a U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such U.S. Holder’s pro rata share of (a) the net capital gain of the Company, which will be taxed as long-term capital gain to such U.S. Holder, and (b) the ordinary earnings of the Company, which will be taxed as ordinary income to such U.S. Holder. Generally, “net capital gain” is the excess of (a) net long-term capital gain over (b) net short-term capital gain, and “ordinary earnings” are the excess of (i) “earnings and profits” over (ii) net capital gain. A U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such amounts for each tax year in which the Company is a PFIC, regardless of whether such amounts are actually distributed to such U.S. Holder by the Company. However, a U.S. Holder that makes a QEF Election may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge. If such U.S. Holder is not a corporation, any such interest paid will be treated as “personal interest”, which is not deductible.

A U.S. Holder that makes a QEF Election generally (a) may receive a tax-free distribution from the Company to the extent that such distribution represents “earnings and profits” of the Company that were previously included in income by the U.S. Holder because of such QEF Election and (b) will adjust such U.S. Holder’s tax basis in the Shares to reflect the amount included in income or allowed as a tax-free distribution because of such QEF Election. In addition, a U.S. Holder that makes a QEF Election generally will recognize capital gain or loss on the sale or other taxable disposition of Shares.

The procedure for making a QEF Election, and the U.S. federal income tax consequences of making a QEF Election, will depend on whether such QEF Election is timely. A QEF Election will be treated as “timely” if it is made for the first year in the U.S. Holder’s holding period for the Shares in which the Company was a PFIC. A U.S. Holder may make a timely QEF Election by filing the appropriate QEF Election documents at the time such U.S. Holder files a U.S. federal income tax return for such year.

A QEF Election will apply to the tax year for which such QEF Election is made and to all subsequent tax years, unless such QEF Election is invalidated or terminated or the IRS consents to revocation of such QEF Election. If a U.S. Holder makes a QEF Election and, in a subsequent tax year, the Company ceases to be a PFIC, the QEF Election will remain in effect (although it will not be applicable) during those tax years in which the Company is not a PFIC. Accordingly, if the Company becomes a PFIC in a subsequent tax year, the QEF Election will be effective, and the U.S. Holder will be subject to the QEF rules described above during a subsequent tax year in which the Company qualifies as a PFIC.

The Company will make available to U.S. Holders, upon their written request, all information and documentation that a U.S. Holder making a QEF Election with respect to the Company is required to obtain for U.S. federal income tax purposes. Such information may be included on the Company’s website. However, U.S. Holders should be aware that the Company can provide no assurances that it will provide any such information relating to any Subsidiary PFIC. Because the Company may own shares in one or more Subsidiary PFICs and may acquire shares in one or more Subsidiary PFICs in the future, U.S. Holders will continue to be subject to the rules discussed above with respect to the taxation of gains and excess distributions with respect to any Subsidiary PFIC for which the U.S. Holders do not obtain the required information to file a QEF Election. U.S. Holders should consult their own tax advisor regarding the availability of, and procedure for making, a QEF Election with respect to the Company and any Subsidiary PFIC.

Mark-to-Market Election

A U.S. Holder may make a Mark-to-Market Election only if the Shares are marketable stock. The Shares generally will be “marketable stock” if they are regularly traded on (a) a national securities exchange that is registered with the SEC; (b) the national market system established pursuant to section 11A of the Securities and Exchange Act of 1934; or (c) a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located, provided that (i) such foreign exchange has trading volume, listing, financial disclosure and other requirements and the laws of the country in which such foreign exchange is located, together with the rules of such foreign exchange, ensure that such requirements are actually enforced; and (ii) the rules of such foreign exchange ensure active trading of listed stocks. If such stock is traded on such a qualified exchange or other market, such stock generally will be “regularly traded” for any calendar year during which such stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. Each U.S. Holder should consult its own tax advisor regarding whether the Shares constitute marketable stock.

A U.S. Holder that makes a Mark-to-Market Election with respect to its Shares generally will not be subject to the default rules of Section 1291 of the Code discussed above. However, if a U.S. Holder does not make a Mark-to-Market Election beginning in the first tax year of such U.S. Holder’s holding period for Shares or such U.S. Holder has not made a timely QEF Election, the default rules of Section 1291 of the Code discussed above will apply to certain dispositions of, and distributions on, the Shares.

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A U.S. Holder that makes a Mark-to-Market Election will include in ordinary income, for each tax year in which the Company is a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the Shares, as of the close of such tax year over (b) such U.S. Holder’s tax basis in such Shares. A U.S. Holder that makes a Mark-to-Market Election will be allowed a deduction in an amount equal to the excess, if any, of (i) such U.S. Holder’s adjusted tax basis in the Shares over (ii) the fair market value of such Shares (but only to the extent of the net amount of previously included income as a result of the Mark-to-Market Election for prior tax years).

U.S. Holders that make a Mark-to-Market Election generally also will adjust their tax basis in the Shares to reflect the amount included in gross income or allowed as a deduction because of such Mark-to-Market Election. In addition, upon a sale or other taxable disposition of Shares, a U.S. Holder that makes a Mark-to-Market Election will recognize ordinary income or loss (not to exceed the excess, if any, of (a) the amount included in ordinary income because of such Mark-to-Market Election for prior tax years over (b) the amount allowed as a deduction because of such Mark-to-Market Election for prior tax years).

A Mark-to-Market Election applies to the tax year in which such Mark-to-Market Election is made and to each subsequent tax year, unless the Shares cease to be “marketable stock” or the IRS consents to revocation of such election. U.S. Holders should consult their own tax advisors regarding the availability of, and procedure for making, a Mark-to-Market Election.

Although a U.S. Holder may be eligible to make a Mark-to-Market Election with respect to its Shares, no such election may be made with respect to the stock of any Subsidiary PFIC that a U.S. Holder is treated as owning because such stock is not marketable. Hence, the Mark-to-Market Election will not be effective to eliminate the interest charge described above with respect to deemed dispositions of Subsidiary PFIC stock or distributions from a Subsidiary PFIC.

Other PFIC Rules

Under Section 1291(f) of the Code, the IRS has issued proposed Treasury Regulations that, subject to certain exceptions, would cause a U.S. Holder that had not made a timely QEF Election to recognize gain (but not loss) upon certain transfers of Shares that would otherwise be tax-deferred (e.g., gifts and exchanges pursuant to corporate reorganizations) in the event the Company is a PFIC during such U.S. Holder’s holding period for the relevant Shares. However, the specific U.S. federal income tax consequences to a U.S. Holder may vary based on the manner in which such Shares are transferred.

Certain additional adverse rules will apply with respect to a U.S. Holder if the Company is a PFIC, regardless of whether such U.S. Holder makes a QEF Election. For example, under Section 1298(b)(6) of the Code, a U.S. Holder that uses Shares as security for a loan will, except as may be provided in Treasury Regulations, be treated as having made a taxable disposition of such Shares.

In any year in which the Company is classified as a PFIC, a U.S. Holder will be required to file an annual report with the IRS containing such information as Treasury Regulations and/or other IRS guidance may require. U.S. Holders should consult their own tax advisors regarding the requirements of filing such information returns under these rules, including the requirement to file an IRS Form 8621.

In addition, a U.S. Holder who acquires Shares from a decedent will not receive a “step up” in tax basis of such Shares to fair market value unless such decedent had a timely and effective QEF Election in place.

Special rules also apply to the amount of foreign tax credit that a U.S. Holder may claim on a distribution from a PFIC.

The PFIC rules are complex, and U.S. Holders should consult their own tax advisors regarding the PFIC rules and how they may affect the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Shares in the event the Company is a PFIC at any time during such holding period for such Shares.

Additional Considerations

Receipt of Foreign Currency

The amount of any distribution paid in foreign currency to a U.S. Holder in connection with the ownership of Shares, or on the sale, exchange or other taxable disposition of Shares, generally will be equal to the U.S. dollar value of such foreign currency received based on the exchange rate applicable on the date of receipt or, if applicable, the date of settlement if the Shares are traded on an established securities market (regardless of whether such foreign currency is converted into U.S. dollars at that time). If the foreign currency received is not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. A U.S. Holder that receives foreign currency and converts such foreign currency into U.S. dollars at a conversion rate other than the rate in effect on the date of receipt may have a foreign currency exchange gain or loss, which generally would be treated as U.S. source ordinary income or loss for foreign tax credit purposes. Different rules apply to U.S. Holders who use the accrual method of tax accounting. U.S. Holders should consult their own U.S. tax advisors regarding the U.S. federal income tax consequences of receiving, owning and disposing of foreign currency.

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Foreign Tax Credit

Dividends paid on the Shares will be treated as foreign-source income, and generally will be treated as “passive category income” or “general category income” for U.S. foreign tax credit purposes. Any gain or loss recognized on a sale or other disposition of Shares generally will be United States source gain or loss. Certain U.S. Holders that are eligible for the benefits of Convention may elect to treat such gain or loss as Canadian source gain or loss for U.S. foreign tax credit purposes. The Code applies various complex limitations on the amount of foreign taxes that may be claimed as a credit by U.S. taxpayers. In addition, Treasury Regulations that apply to foreign taxes paid or accrued (the “Foreign Tax Credit Regulations”) impose additional requirements for Canadian withholding taxes to be eligible for a foreign tax credit, and there can be no assurance that those requirements will be satisfied. The Treasury Department has released guidance temporarily pausing the application of certain of the Foreign Tax Credit Regulations.

Subject to the PFIC rules and the Foreign Tax Credit Regulations, each as discussed above, a U.S. Holder that pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the Shares generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax. Generally, a credit will reduce a U.S. Holder's U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder's income that is subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year. The foreign tax credit rules are complex and involve the application of rules that depend on a U.S. Holder’s particular circumstances. Accordingly, each U.S. Holder should consult its own U.S. tax advisor regarding the foreign tax credit rules.

Information Reporting and Backup Withholding

Under U.S. federal income tax law and Treasury Regulations, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. For example, U.S. return disclosure obligations (and related penalties) are imposed on individuals who are U.S. Holders that hold certain specified foreign financial assets in excess of certain threshold amounts. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person and any interest in a non-U.S. entity. U.S. Holders may be subject to these reporting requirements unless their Shares are held in an account at certain financial institutions. Penalties for failure to file certain of these information returns are substantial. U.S. Holders should consult their own tax advisors regarding the requirements of filing information returns, including the requirement to file an IRS Form 8938.

Payments made within the U.S. or by a U.S. payor or U.S. middleman, of dividends on, and proceeds arising from the sale or other taxable disposition of Shares will generally be subject to information reporting and backup withholding tax if a U.S. Holder (a) fails to furnish such U.S. Holder’s correct U.S. taxpayer identification number (generally on IRS Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax. However, certain exempt persons generally are excluded from these information reporting and backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS in a timely manner.

The discussion of reporting requirements set forth above is not intended to constitute a complete description of all reporting requirements that may apply to a U.S. Holder. A failure to satisfy certain reporting requirements may result in an extension of the time period during which the IRS can assess a tax, and under certain circumstances, such an extension may apply to assessments of amounts unrelated to any unsatisfied reporting requirement. Each U.S. Holder should consult its own tax advisors regarding the information reporting and backup withholding rules.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS APPLICABLE TO U.S. HOLDERS WITH RESPECT TO THE ACQUISITION, OWNERSHIP AND DISPOSITION OF SHARES. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSIDERATIONS APPLICABLE TO THEM IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

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use of Proceeds

We will not receive any proceeds from the sales of Shares by the Selling Shareholders.

selling shareholders

We are registering the Shares in order to permit the Selling Shareholders to offer the Shares for resale from time to time.

The table below lists each of the Selling Shareholders and other information regarding the beneficial ownership of common shares by the Selling Shareholders. The second column lists the total number of common shares beneficially owned by the Selling Shareholders, based on its ownership of the Company’s securities. The third column lists the percentage ownership of common shares beneficially held as of June 20, 2025. The percentage ownership in the table below is based on 406,897,647 common shares outstanding as of June 20, 2025.

The fourth column lists the Shares being offered by this prospectus by the Selling Shareholders.

The fifth column assumes the sale of all of the Shares offered by each of the Selling Shareholders pursuant to this prospectus and the sixth column lists the percentage ownership of common shares beneficially held by each of the Selling Shareholders assuming the sale of all of the Shares offered by each of the Selling Shareholders pursuant to this prospectus.

The Selling Shareholders may sell all, some or none of its Shares in this Offering. See “Plan of Distribution.”

Name of Selling Shareholder	Number of Common Shares Beneficially Owned Prior to This Offering	Percentage of Outstanding Common Shares Beneficially Owned Prior to This Offering	Maximum Number of Common Shares to be Sold Pursuant to this Offering	Number of Common Shares Owned After this Offering	Percentage of Outstanding Common Shares Beneficially Owned After this Offering
Electrum Strategic Resources L.P.[1]	99,277,813	24.0%	19,708,334[2]	79,569,479	19.3%
Paulson Advisers LLC[3]	39,988,061	9.8%	12,750,000[4]	27,238,061	6.7%
Kopernik Global Investors, LLC[5]	30,421,967	7.4%	10,215,519[6]	20,206,448	4.9%

(1)	Consists of (i) 92,902,813 Common Shares and (ii) warrants to acquire 6,375,000 Common Shares held by Electrum Strategic Resources L.P. (“Electrum”). Each of Electrum, The Electrum Group LLC, Electrum Global Holdings L.P., TEG Global GP Ltd., and Leopard Holdings LLC have shared voting and dispositive power over the 99,277,813 Common Shares beneficially owned by Electrum. GRAT Holdings LLC has sole voting and dispositive power over 5,286,977 Common Shares. Thomas S. Kaplan has shared voting and dispositive power over 104,564,790 Common Shares (consisting of (i) 92,902,813 Common Shares held by Electrum, (ii) warrants to acquire 6,375,000 Common Shares held by Electrum and (ii) 5,286,977 Common Shares held by GRAT Holdings LLC) and sole voting and dispositive power over 282,637 shares (consisting of 11,710 Common Shares, 114,293 Deferred Share Units and options exercisable within 60 days of the date hereof to acquire 156,634 Common Shares). Electrum Global Holdings L.P. is the owner of all limited partnership interests of Electrum and all of the equity interests of Electrum Strategic Management LLC, the general partner of Electrum. TEG Global GP Ltd. is the sole general partner of, and The Electrum Group LLC is the investment adviser to, Electrum Global Holdings L.P. The Electrum Group LLC possesses voting and investment power with respect to assets of Electrum, including indirect investment discretion with respect to the Common Shares held by Electrum. GRAT Holdings LLC indirectly controls Electrum through Leopard Holdings LLC. The investment committee of GRAT Holdings LLC exercises voting and investment decisions on behalf of GRAT Holdings LLC. The address for all of the entities listed in the filing is c/o The Electrum Group LLC, 600 Fifth Avenue, 24th Floor, New York, NY 10020. Thomas Kaplan, Chairman of the Board of Directors of the Company, is also Chairman, Chief Executive Officer and Chief Investment Officer of The Electrum Group.
(2)	Consists of 13,333,334 Shares and 6,375,000 Shares issuable upon exercise of the Warrants.
(3)	Paulson Advisers LLC, together with its affiliates and subsidiaries (“Paulson”) has sole voting and dispositive power over all such shares. Paulson and its affiliates furnish investment advice to and manage onshore and offshore investment funds and separate managed accounts (such investment funds and accounts, the "Funds"). In its role as investment advisor, or manager, Paulson possesses voting and/or investment power over the securities of the Issuer described in this schedule that are owned by the Funds. All securities reported in this schedule are owned by the Funds. Paulson disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein. The address for Paulson is 180 Lakeview Avenue, West Palm Beach, FL 33401.
(4)	Consists of 4,590,000 Shares issuable upon exercise of the Warrants registered in the name of Paulson Partners LP and 8,160,000 Shares issuable upon exercise of the Warrants registered in the name of Paulson Advantage Plus Master Ltd. The Warrants included a blocker provision preventing the exercise of the warrant if doing so would cause the holder of the warrant to exceed beneficial ownership of greater than 9.99% of the Company’s common shares, which provision can be waived upon 61 days’ notice.
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(5)	Kopernik Global Investors, LLC and David B. Iben beneficially own, in the aggregate, 24,046,967 shares of the Company and warrants to acquire 6,375,000 Common Shares of the Company. Kopernik Global Investors, LLC and David B. Iben have shared voting power over 28,341,616shares and shared dispositive power over 30,421,967shares. Securities are beneficially owned by investment advisory clients which may include investment companies registered under the Investment Company Act and/or other separately managed accounts. No such person beneficially owns over 5% of the outstanding shares of the Company. The address for Kopernik Global Investors, LLC is Two Harbour Place. 302 Knights Run Avenue, Suite 1225, Tampa, FL 33602.
(6)	Consists of 3,840,519 Shares and 6,375,000 Shares issuable upon exercise of the Warrants. The Warrants issued to Kopernik included a blocker provision preventing the exercise of the warrant if doing so would cause the holder of the warrant to exceed beneficial ownership of greater than 19.99% of the Company’s common shares, which provision can be waived upon 61 days’ notice.

Material Transactions and Relationships with Selling Shareholders

Relationship with Electrum

Electrum is our largest shareholder, and Thomas Kaplan, Chairman of the Board of Directors of the Company, is also Chairman, Chief Executive Officer and Chief Investment Officer of The Electrum Group LLC.

Acquisition Agreement

On April 22, 2025, the Company, Barrick Gold U.S. Inc (“Barrick Gold”), Barrick Gold Corporation (“Barrick”), Paulson Advantage Plus Master Ltd. (“Paulson Advantage”), Paulson Partners LP (“Paulson Partners”, together with Paulson Advantage is referred to as “Paulson Entities”), Donlin Gold Holdings LLC, a subsidiary of Paulson (“Donlin Holdings”), and NovaGold Resources Alaska, Inc., a subsidiary of the Company (“NGRA”), entered into a membership interest purchase agreement (the “MIPA”) whereby Barrick Gold agreed to sell to Donlin Holdings and NGRA all of its interests in Donlin Gold LLC (“Donlin Gold”) for aggregate consideration of up to $1,000,000,000, subject to the terms and conditions of the MIPA. The Acquisition closed on June 3, 2025, pursuant to which NOVAGOLD increased its ownership interest in Donlin Gold LLC from 50% to 60%, and Paulson Entities acquired the remaining 40% interest in Donlin Gold LLC from Barrick.

April 2025 Backstop Agreement

On April 22, 2025, the Company entered into a backstop agreement (“Backstop Agreement”) with the Selling Shareholders to secure financing of up to $170 million for the Company’s $200 million obligation under the MIPA.

While the Company did not utilize the financing provided by the Backstop Agreement, in consideration for entering into the Backstop Agreement, the Company issued to the Selling Shareholders an aggregate of 25,500,000 warrants to purchase the Company’s common shares (the "Warrants"), with each Warrant entitling the holder thereof to purchase one common share (a “Warrant Share”) at an exercise price of $3.00 per Warrant Share for a period of five years from the date of issuance. The Warrants contain a “cashless exercise” feature, such that, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise of the Warrant, the Holder may elect instead to receive upon such exercise (either in whole or in part) the net number of common shares determined according to a formula set forth in the Warrants. The Warrants were issued in the following amounts: (i) 12,750,000 Warrants to Paulson Entities; (ii) 6,375,000 Warrants to Electrum; and (iii) 6,375,000 Warrants to Kopernik. The Warrants issued to Paulson Entities included a blocker provision preventing the exercise of the warrant if doing so would cause the holder of the warrant to exceed beneficial ownership of greater than 9.99% of the Company’s common shares, which provision can be waived upon 61 days’ notice. The Warrants issued to Kopernik included a blocker provision preventing the exercise of the warrant if doing so would cause the holder of the warrant to exceed beneficial ownership of greater than 19.99% of the Company’s common shares, which provision can be waived upon 61 days’ notice.

The Backstop Agreement further provides the Selling Shareholders with registration rights, pursuant to which the Company has agreed to, among other things, file within fifteen (15) business days after the closing date of the Acquisition a registration statement with the SEC registering the resale of the Warrant Shares and to cause such registration statement to remain effective until the earlier of (a) three years from the issuance of the Subscribed Shares (which were not issued), (b) the date on which all of the Subscribed Shares and Warrant Shares shall have been sold, or (c) on the first date on which each Selling Shareholder can sell all of its Subscribed Shares and/or Warrant Shares (or shares received in exchange therefor) under Rule 144 of the Securities Act without limitation as to the manner of sale or the amount of such securities that may be sold. The Backstop Agreement also contains customary indemnification and other provisions customary for registration rights of this type.

May 2025 Private Placement.

On May 9, 2025, the Company completed a non-brokered private placement (the “Private Placement”) of 17,173,853 common shares of the Company at a price of US $3.75 per share, for aggregate gross proceeds of approximately $64.4 million. The Private Placement was taken up by Electrum for 13,333,334 common shares and Kopernik Global Investors, LLC, on behalf of investment funds and accounts managed by it, for 3,840,519 common shares. The subscribers entered into subscription agreements for the Private Placement on May 7, 2025 (the “Subscription Agreements”).

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The Subscription Agreements contained customary representations and warranties and covenants that the parties made to, and solely for the benefit of, each other in the context of all of the terms and conditions of the Subscription Agreements and in the context of the specific relationship between the parties. The Subscription Agreements provided for resale registration rights equivalent to those contained in the Backstop Agreement and described above.

Lock-Up Agreement

On May 7, 2025, the Company entered into an Underwriting Agreement with Citigroup Global Markets Inc. and RBC Capital Markets, LLC, as representatives of the several underwriters listed on Schedule II thereto (the "Underwriters"), related to a public offering (the "Public Offering") of common shares.

In connection with the Public Offering, each of the Selling Shareholders entered into a Lock-Up Agreement with the representatives of the Underwriters, dated May 7, 2025 (the "Lock-Up Agreement"), pursuant to which each such Selling Shareholder agreed, subject to certain exceptions, not to, without the prior written consent of Citigroup Global Markets Inc., offer, sell, contract to sell, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by such Selling Shareholder or any affiliate of such Selling Shareholder), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the SEC in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder with respect to, any Common Shares or any securities convertible into, or exercisable or exchangeable for, Common Shares, or publicly announce an intention to effect any such transaction, until 90 days after the date of the Underwriting Agreement. The foregoing sentence does not apply to the registration statement on Form S-3, of which this prospectus forms a part.

PLAN OF DISTRIBUTION

Each of the Selling Shareholders and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	privately negotiated transactions;
•	settlement of short sales;
•	in transactions through broker-dealers that agree with the Selling Shareholders to sell a specified number of such securities at a stipulated price per security;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	one or more underwritten offerings on a firm commitment or best efforts basis;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

To the extent permitted by applicable law, this plan of distribution may be modified in a prospectus supplement or otherwise. The Selling Shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

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In connection with the sale of the securities or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The Shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the securities covered by this prospectus has been passed upon for us by Blake, Cassels & Graydon LLP, Vancouver, British Columbia, Canada.

Experts

The consolidated financial statements of (i) NOVAGOLD as of November 30, 2024 and 2023, and for each of the three years in the period ended November 30, 2024, and management’s assessment of the effectiveness of internal control over financial reporting, and (ii) Donlin Gold LLC as of November 30, 2024 and 2023, and for each of the three years in the period ended November 30, 2024, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

Certain of the scientific and technical information relating to our mineral projects in this prospectus and the documents incorporated by reference herein has been derived from technical reports prepared by the experts listed below and has been included in reliance on such person’s expertise. Copies of the technical reports can be accessed under the Company’s profile on SEC’s Electronic Data Gathering and Retrieval system (“EDGAR”) at www.sec.gov/edgar with respect to the S-K 1300 technical report summary.

The following are the names of persons or companies (a) that are named as having prepared or certified a report, valuation, statement or opinion included in or included by reference in this prospectus; and (b) whose profession or business gives authority to the statement, report or valuation made by the person or by us:

•	Wood Canada Limited, which prepared or certified certain portions of the technical report summary titled “S-K 1300 Technical Report Summary on the Donlin Gold Project, Alaska, USA” dated November 30, 2021; and
•	Paul Chilson, an employee of the Company and a “Qualified Person” under S-K 1300, has reviewed and approved the scientific and technical disclosure contained in the annual report on Form 10-K (as defined herein).

The aforementioned companies, and their directors, officers, employees and partners, as applicable, as a group, beneficially own, directly or indirectly, less than one percent of our outstanding securities.

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As at the date of this prospectus, other than Paul Chilson, none of the aforementioned persons were employed on a contingency basis, or had, or are to receive, in connection with any offering under this prospectus, a substantial interest, direct or indirect, in the Company, nor are any such persons connected with the Company as promoters, managing or principal underwriters, voting trustees, directors, officers, or, except as disclosed herein, employees.

Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-3, of which this prospectus forms a part, including exhibits and schedules, under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company and our common stock, reference is made to the registration statement and the exhibits and any schedules filed therewith.

Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit to the registration statement reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference.

The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith, files annual, quarterly and special reports, proxy statements and other information with the SEC. The SEC maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is www.sec.gov. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, we refer you to the copy of the contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information we have filed electronically with the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the offering under this prospectus and any prospectus supplement (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(a)	our Annual Report on Form 10-K for the year ended November 30, 2024 filed with the SEC on January 23, 2025, as amended by Amendment No. 1 to the Annual Report on Form 10-K/A for the year ended November 30, 2024, filed with the SEC on March 10, 2025;
(b)	our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 24, 2025;
(c)	our Quarterly Report on Form 10-Q for the quarter ended February 28, 2025 filed with the SEC on April 1, 2025;
(d)	our Quarterly Report on Form 10-Q for the quarter ended May 31, 2025 filed with the SEC on June 25, 2025;
(e)	our Current Reports on Form 8-K filed on April 22, 2025 (the second Form 8-K filed that day), May 7, 2025, May 9, 2025, May 12, 2025, May 20, 2025, June 4, 2025, and June 5, 2025, to the extent filed pursuant to Section 13(a) or 15(d) of the Exchange Act; and
(f)	the description of our common shares which is contained in a registration statement on Form 8-A filed on December 1, 2003 (File No. 001-31913) under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Any statement contained in this prospectus or in any document incorporated or deemed to be incorporated by reference into this prospectus will be deemed modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or any subsequently filed document which also is, or is deemed to be, incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You can obtain any of the filings incorporated by reference in this prospectus through us or from the SEC through the SEC’s website at www.sec.gov. Our filings with the SEC, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and exhibits incorporated in and amendments to those reports, are also available free of charge on our website (www.novagold.com) as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Information on, or accessible through, our website is not part of this prospectus, nor is such content incorporated by reference herein, and should not be relied upon in determining whether to make an investment in our securities. You can obtain any of the documents incorporated by reference into this prospectus from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents. You can obtain documents incorporated by reference into this prospectus by requesting them in writing or by telephone from us at the following address:

Investor Relations
NOVAGOLD RESOURCES INC.

201 South Main Street, Suite 400
Salt Lake City, Utah, USA 84111
(801) 639-0511

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42,673,853 COMMON SHARES

PROSPECTUS

June 30, 2025

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of the securities being registered hereby.

The following table sets forth the expenses (other than underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation, if any) expected to be incurred by us in connection with a possible offering of securities registered under this registration statement.

SEC Registration Fee	$25,000
Legal Fees and Expenses	35,000
Accounting Fees and Expenses	10,000
Total	70,000

Item 15. Indemnification of Directors and Officers

The BCBCA provides that a company may:

•	indemnify an eligible party against all judgments, penalties or fines awarded or imposed in, or amounts paid in settlement of, an eligible proceeding, to which the eligible party is or may be liable; and

•	after the final disposition of an eligible proceeding, pay the “expenses” (which includes costs, charges and expenses (including legal fees) but excludes judgments, penalties, fines or amounts paid in settlement of a proceeding) actually and reasonably incurred by an eligible party in respect of that proceeding.

However, after the final disposition of an eligible proceeding, a company must pay expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (i) has not been reimbursed for those expenses, and (ii) is wholly successful, on the merits or otherwise, or is substantially successful on the merits, in the outcome of the proceeding. The BCBCA also provides that a company may pay the expenses as they are incurred in advance of the final disposition of an eligible proceeding if the company first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under the BCBCA, the eligible party will repay the amounts advanced.

For the purpose of the BCBCA, an “eligible party”, in relation to a company, means an individual who:

•	is or was a director or officer of the company;

•	is or was a director or officer of another corporation

	•	at a time when the corporation is or was an affiliate of the company, or

	•	at the request of the company; or

	•	at the request of the company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and includes, with some exceptions, the heirs and personal or other legal representatives of that individual.

An “eligible proceeding” under the BCBCA is a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation (i) is or may be joined as a party, or (ii) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding. A “proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Notwithstanding the foregoing, the BCBCA prohibits indemnifying an eligible party or paying the expenses of an eligible party if any of the following conditions apply:

•	if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that such agreement was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;
•	if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

•	if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, or as the case may be; or

•	in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

Additionally, if an eligible proceeding is brought against an eligible party by or on behalf of the company or by or on behalf of an associated corporation, the company must not (i) indemnify the eligible party in respect of the proceeding; or (ii) pay the expenses of the eligible party in respect of the proceeding.

Whether or not payment of expenses or indemnification has been sought, authorized or declined under the BCBCA, on the application of a company or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

•	order a company to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;
•	order a company to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;
•	order the enforcement of, or any payment under, an agreement of indemnification entered into by a company;
•	order a company to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under this section; or
•	make any other order the court considers appropriate.

The BCBCA provides that a company may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation.

Articles of the Registrant

The Registrant’s articles provide that, subject to the BCBCA, the Registrant must indemnify a director or former director and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable. Pursuant to the Registrant’s articles, each director is deemed to have contracted with the Registrant on the aforementioned terms.

The Registrant’s articles further provide that the Registrant may indemnify any person, subject to any restrictions in the BCBCA, and that the failure of a director or officer of the Registrant to comply with the BCBCA or the Registrant’s articles does not invalidate any indemnity to which he or she is entitled under the Registrant’s articles.

The Registrant is authorized by its articles to purchase and maintain insurance for the benefit of any eligible person.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

The Registrant maintains directors’ and officers’ liability insurance for its directors. This insurance provides coverage for indemnity payments made by the Registrant to its directors and officers as required or permitted by law for losses, including legal costs, incurred by officers and directors in their capacity as such. This policy also provides coverage directly to individual directors and officers if they are not indemnified by the Registrant. The insurance coverage for directors and officers has customary exclusions, including libel and slander, and those acts determined to be uninsurable under law, or deliberately fraudulent or dishonest or to have resulted in personal profit or advantage.

Item 16. Exhibits

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Document
3.1	Certificate of Continuance (British Columbia) dated June 10, 2013 (incorporated by reference to Exhibit 99.1 to the Form 6-K dated June 19, 2013)
3.2	Certificate of Discontinuance (Nova Scotia) dated June 10, 2013 (incorporated by reference to Exhibit 99.2 to the Form 6-K dated June 19, 2013)
3.3	Notice of Articles (British Columbia) dated June 10, 2013 (incorporated by reference to Exhibit 99.3 to the Form 6-K dated June 19, 2013)
3.4	Amended and Restated Articles of NOVAGOLD RESOURCES INC. dated May 12, 2021 (incorporated by reference to Appendix A to Registrant’s definitive proxy statement filed with the Securities and Exchange Commission on March 25, 2021)
4.1	Description of Common Shares (incorporated by reference to Exhibit 4.1 to the Form 10-K dated January 23, 2025)
4.2	Backstop Agreement dated April 22, 2025 (incorporated by reference to Exhibit 10.1 to the Form 8-K dated April 22, 2025)
4.3	Form of Subscription Agreement (incorporated by reference to Exhibit 10.1 to the Form 8-K filed May 12, 2025)
4.4	Form of Warrant (incorporated by referenced to Exhibit 4.1 to the Form 10-Q dated June 25, 2025)
5.1	Opinion of Blake, Cassels & Graydon LLP
23.1	Consent of PricewaterhouseCoopers LLP with respect to their report relating to the Company
23.2	Consent of PricewaterhouseCoopers LLP with respect to their report relating to Donlin Gold
23.3	Consent of Blake, Cassels & Graydon LLP (included in Exhibit 5.1)
23.4	Qualified Person Consent of Wood Canada Limited for report titled “S-K 1300 Technical Report Summary on the Donlin Gold Project, Alaska, USA” dated November 30, 2021
23.5	Qualified Person Consent of Paul Chilson
24.1	Power of Attorney (included on the signature page of the Registration Statement)
107	Filing Fee Table

Item 17. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(d)	The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on June 27, 2025.

NOVAGOLD RESOURCES INC.

By:	/s/ Peter Adamek
	Name:	Peter Adamek
	Title:	Vice President and Chief Financial Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gregory Lang, Peter Adamek and Tricia Pannier and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gregory A. Lang	President, Chief Executive Officer and Director and Authorized U.S. Representative	June 27, 2025
Gregory A. Lang	(principal executive officer)

/s/ Peter Adamek	Vice President and Chief Financial Officer	June 27, 2025
Peter Adamek	(principal financial officer and principal accounting officer)

/s/ Thomas S. Kaplan	Board Chair	June 27, 2025
Thomas S. Kaplan

/s/ Elaine Dorward-King	Director	June 27, 2025
Elaine Dorward-King

/s/ Diane Garrett	Director	June 27, 2025
Diane Garrett

/s/ Hume Kyle	Director	June 27, 2025
Hume Kyle

/s/ Kalidas Madhavpeddi	Director	June 27, 2025
Kalidas Madhavpeddi

/s/ Kevin McArthur	Director	June 27, 2025
Kevin McArthur

/s/ Daniel Muñiz Quintanilla	Director	June 27, 2025
Daniel Muñiz Quintanilla

/s/ Ethan Schutt	Director	June 27, 2025
Ethan Schutt

/s/ Dawn Whittaker	Director	June 27, 2025
Dawn Whittaker